Exhibit 99.1

news

Contact:
Brad Allen
Imation Corp.
651-704-5818
bdallen@imation.com

Imation Reports Operating Income of $33.1 Million on $325.2 Million in Revenue
for Q1 as Gross Margin Rebounds to 26.2%; E.P.S. from Continuing Ops. of
$0.94 Reflects $0.35 Per Share Benefit from Tax Adjustment

Strong Q1 Driven by Solid Results Across Optical, Data Center Tape, and Flash Products
E.P.S. Outlook Raised to $2.10 — $2.17 for Full Year Based on Tax Adjustment

OAKDALE, MN (April 20, 2005) — Imation Corp. (NYSE:IMN) today released financial results for the first quarter ending March 31, 2005.

•	Q1 2005 revenue of $325.2 million is compared with first quarter 2004 revenue of $339.3 million.

•	Gross profit margin of 26.2 percent is compared with gross profit margin of 27.6 percent and 22.9 percent for the first and fourth quarters of 2004 respectively.

•	Fully diluted E.P.S. from continuing operations of $0.94 in Q1 2005 includes a $0.35 per share benefit due to the favorable resolution of a US tax matter. This compares with fully diluted E.P.S. from continuing operations of $0.60 in Q1 2004.

•	Cash flow from operations totaled $11.9 million in the quarter and total cash and liquid investments totaled $430.5 million compared with $439.6 million at year-end 2004.

•	The Company repurchased 430,000 shares.

A teleconference is scheduled for 9:00 a.m. Central Daylight Time today, April 20, 2005. The call-in number is 888-675-7686. (See webcast and replay information at the bottom of this release).

     Bruce Henderson, Imation chairman and CEO, said, “We are pleased with the solid start to 2005, which demonstrates the resilience of the business and the focus and maturity of the Imation team. At the end of last year, we completed a reorganization to align the Company regionally. We also have been implementing a restructuring and cost reduction program while continuing to launch new products. With that activity underway, we posted a very respectable first quarter, which gives us a solid start to the year and reinforces our confidence in the year.”

     “One contributor to our performance is lean transformation, where we are making solid progress in manufacturing operations and began the implementation of lean office initiatives across all major business processes. Lean principles focus on delivering improved quality, reduced costs and increased speed, and I remain confident that Imation will continue benefiting from these efforts.”

     “We are pleased with the improved profitability of our optical products and improved utilization of our new Tera Ångstrom tape coating facility. Looking forward, however, polycarbonate raw material price increases may potentially impact our costs for optical products with some uncertainty about the ability to pass these increased costs on. With three quarters left in the year, our 2005 outlook for three to five percent revenue growth and operating income between $87 and $92 million remains unchanged.”

.
First Quarter 2005 Financial Highlights

(dollars in millions, except for per share amounts)

	Q1 05	Q1 04
Net Revenues	$325.2	$339.3
Gross Profit	$85.0	$93.5
% of Revenues	26.2%	27.6%
SG&A	$39.2	$44.8
% of Revenues	12.1%	13.2%
R&D	$12.7	$15.2
% of Revenues	3.9%	4.5%
Operating Income	$33.1	$33.5
% of Revenues	10.2%	9.9%
Income Tax Expense/(Income)	($0.6)	$11.8
Income from Continuing Operations	$32.0	$21.7
Diluted Earnings per Share from Continuing Operations	$0.94	$0.60

     Net Revenues: Total company revenue of $325.2 million for the quarter, including $315.0 million for data storage, while below last year’s very strong Q1, represented a solid start to the year in optical, magnetic and the emerging flash media products.

     Gross Margin: Gross margin of 26.2 percent is up 3.3 percentage points from 22.9 percent reported in the fourth quarter of 2004. This sequential improvement was due to improved utilization of our new tape coating facility and improved optical product margins, somewhat offset by product mix. Gross margin in the quarter is down 1.4 percentage points compared with gross margin of 27.6 percent for the comparable period of 2004 primarily due to product mix, offset somewhat by improvements in optical product margins and better utilization of the new tape coating facility.

     Operating Expenses: Selling, general and administrative spending of $39.2 million is compared with $44.8 million from the comparable quarter a year ago and research and development spending of $12.7 million is compared with $15.2 million for Q1, 2004. These declines were driven primarily by cost reduction actions taken at the end of 2004 as well as a refocusing of resources, particularly within the R&D organization, where the Company anticipates it will likely invest in new skill sets.

     Operating Income: Reported total company operating income for the quarter was $33.1 million, down slightly from operating income of $33.5 million for the first quarter of 2004, but up significantly from the $1.6 million reported in the fourth quarter of 2004 which included restructuring charges of $22.1 million.

     Non-Operating Income/Expense, Taxes and Earnings per Share: Net non-operating expense of $1.7 million included a $1.9 million charge for the impairment of an investment. The Company recognized a tax benefit of $12 million, or $0.35 per share, resulting from the reversal of an income tax accrual associated with a long outstanding tax audit exposure, which was resolved during the quarter. Diluted earnings per share from continuing operations (including the tax benefit) totaled $0.94 in Q1 2005 as compared with $0.60 for the comparable period in 2004.

     Cash and cash flow: Cash generated from operations totaled $11.9 million for the quarter despite absorbing approximately $10 million in cash severance payments as well as payment of $21 million for settlement of the Jazz Photo litigation, the expense for which was recorded in the fourth quarter of 2004. These cash payments were reflected as a decline in other current liabilities. Adjusting to exclude these payments, cash flow from operations would have totaled approximately $43 million in the quarter.

     The Company spent $14.9 million and bought back 430,000 shares of common stock in the quarter, with authorization to repurchase an additional 3.3 million shares remaining. Dividend payments totaled $3.4 million in the quarter. Capital spending was $3.5 million and depreciation and amortization totaled $10.0 million during the quarter.

     As of March 31, 2005, $41.0 million of the Company’s cash was invested in high quality interest bearing securities with maturities greater than 90 days and thus classified in other assets. Ending cash and equivalents of $389.5 million, plus these investments, totaled $430.5 million as of March 31, 2005.

Business Outlook

     This business outlook is subject to the risks and uncertainties described below. Except where noted in E.P.S. and tax rate, this outlook is unchanged from the outlook issued in January 2005.

•	Total company revenue for the full year 2005 is targeted to grow between 3 and 5 percent or to a range of $1.26 billion and $1.28 billion.

•	Full year 2005 operating income is targeted between $87 million and $92 million. In 2004, the Company reported operating income of $53.9 million including charges of $25.2 million from restructuring and other items. Thus, full year 2005 operating income is estimated to grow between 10 and 16 percent over the $79.1 million as adjusted to eliminate the 2004 restructuring and other items.

•	Fully diluted E.P.S. is targeted between $2.10 and $2.17 for the full year 2005. This is an increase over the $1.75 to $1.82 range issued in January of 2005, driven by a $12 million or $0.35 per share tax benefit recorded in the first quarter. Including this benefit, the Company currently anticipates a full year tax rate between 22 percent and 24 percent, which includes a tax rate for the remaining three quarters of 35 percent to 36 percent.

•	Capital spending for 2005 is targeted at $35 million.

•	Depreciation and amortization for 2005 is targeted between $40 and $45 million.

Comparison of GAAP to Non-GAAP Financial Measures

     The impact of restructuring and other items including adjusted cash flow from operations, as described above, is provided solely to assist an investor’s understanding of these items on the comparability of the Company’s operations. This information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.

Webcast and Replay Information

     A live webcast of Imation Corp.’s first quarter teleconference will be available on the Internet on a listen-only basis at ir.imation.com or www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 PM Central Daylight Time on April 20, 2005, until 5:00 PM Central Daylight Time on April 25, 2005, by dialing 866-219-1444 (access code 113501). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent developments.

About Imation Corp.

     Imation Corp. is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. Additional information about Imation is available on the Company’s website at www.imation.com, or by calling 1-888-466-3456.

Risk and Uncertainties

     Certain information contained in this press release, which does not relate to historical financial information, including the business outlook, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company wishes to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update such statement to reflect events or circumstances arising after such date. Among these factors are continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand, the company’s ability to meet its cost reduction and revenue growth targets, its ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties, its ability to achieve the expected benefits in a timely manner from the Moser Baer relationships, including the Global Data Media joint venture, the competitive pricing environment, foreign currency fluctuations, the outcome of litigation, its ability to secure adequate supply of certain high demand products, the ready availability and price of energy, availability of key raw materials or critical components, the market acceptance of newly introduced product and service offerings, the rate of decline for certain existing products as well as various factors set forth, from time to time, in the company’s filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2005	2004
Net revenues	$325.2	$339.3
Cost of goods sold	240.2	245.8

Gross profit	85.0	93.5
Operating expenses:
Selling, general and administrative	39.2	44.8
Research and development	12.7	15.2

Total	51.9	60.0
Operating income	33.1	33.5
Other (income) and expense:
Interest income	(2.1)	(1.1)
Interest expense	0.1	0.1
Other, net	3.7	1.0

Total	1.7	—
Income from continuing operations before taxes	31.4	33.5
Income tax provision (benefit)	(0.6)	11.8

Income from continuing operations	32.0	21.7
Loss from discontinued operations, net of taxes	(0.6)	(0.3)

Net income	$31.4	$21.4

Earnings (loss) per common share — basic:
Continuing operations	$0.95	$0.61
Discontinued operations	(0.02)	(0.01)

Net income	$0.93	$0.60

Earnings (loss) per common share — diluted:
Continuing operations	$0.94	$0.60
Discontinued operations	(0.02)	(0.01)

Net income	$0.92	$0.59

Weighted average basic shares outstanding	33.8	35.4

Weighted average diluted shares outstanding	34.2	36.2

Cash dividends paid per common share	$0.10	$0.08

IMATION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31,	December 31,
	2005	2004
ASSETS
Current assets
Cash and equivalents	$389.5	$397.1
Accounts receivable, net	187.9	181.0
Inventories	144.5	131.3
Other current assets	78.1	76.6

Total current assets	800.0	786.0
Property, plant and equipment, net	209.8	214.4
Other assets	94.3	110.2

Total assets	$1,104.1	$1,110.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$143.5	$128.2
Accrued payroll	13.4	11.7
Other current liabilities	96.8	135.3

Total current liabilities	253.7	275.2
Other liabilities	49.9	48.6
Shareholders’ equity	800.5	786.8

Total liabilities and shareholders’ equity	$1,104.1	$1,110.6

Certain of the Company’s funds are in active cash management and are thus classified in other current assets or other assets depending on the remaining maturity. Total cash and equivalents plus these investments is summarized as follows:

	March 31,	December 31,
	2005	2004
Cash and equivalents	$389.5	$397.1
Cash investments	41.0	42.5

Total cash and other cash investments	$430.5	$439.6

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Unaudited)

Additional Information ($ Millions)

	Quarter ended Mar. 31,
	2005	2004
Operating Cash Flows	$11.9	$24.2
Capital Spending	$3.5	$14.3
Depreciation	$8.2	$10.3
Amortization	$1.8	$2.2
Tax Rate	n/m	35%

Asset Utilization Information *

	Mar. 31,	Dec. 31,
	2005	2004
Days Sales Outstanding (DSO)	46	45
Days of Inventory	60	53
Debt to Total Capital	0.0%	0.0%

Other Information

Approximate employee count as of March 31, 2005:	2,350
Book value per share as of March 31, 2005:	$23.95
Shares used to calculate book value per share (millions):	33.6

In the first quarter of 2005, Imation repurchased 0.4 million shares of its stock for $14.9 million. Authorization for repurchase of an additional 3.3 million shares remains outstanding.

Revenues by Area ($ Millions)

	Quarter ended Mar. 31,
	2005	2004
United States	$127.4	$134.4
% of total	39%	40%
International	$197.8	$204.9
% of total	61%	60%

*	These operational measures, which the Company regularly uses, are provided to assist in the investor’s further understanding of the Company’s operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenues that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders’ equity and total debt.

IMATION CORP.
Segment Information
(In millions)
(Unaudited)

	Revenue
	2004					2005
	Q1	Q2	Q3	Q4	TY	Q1
Data Storage & Information Management	$326.3	$272.3	$259.3	$315.8	$1,173.7	$315.0
Specialty Papers	13.0	11.8	10.4	10.4	45.6	10.2

Total	$339.3	$284.1	$269.7	$326.2	$1,219.3	$325.2

	Operating Income
	2004					2005
	Q1	Q2	Q3	Q4	TY	Q1
Data Storage & Information Management	$31.8	$11.7	$6.4	$21.9	$71.8	$31.9
Specialty Papers	1.7	1.4	0.9	1.7	5.7	1.3
Corporate (1)	—	(2.8)	1.2	(22.0)	(23.6)	(0.1)

Total	$33.5	$10.3	$8.5	$1.6	$53.9	$33.1

(1) Fourth quarter of 2004 includes a $22.1 million charge for restructuring and other items. Third quarter 2004 includes a net benefit of $1.0 million primarily related to the sale of a parcel of land. Second quarter 2004 includes a restructuring charge of $3.1 million primarily related to severance costs.